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September 28, 1999

                                                                   Exhibit 10.24

To: Liz Berecz
Vice President, Finance
Excite, Inc.


Dear Liz,

As you know, Peter Negulescu, Jennifer Mack and I have been working for some time to amend our existing agreement. Jennifer asked me to send this letter to you for your review and signature.

This letter sets forth the terms upon which we have agreed to amend the Restated and Amended Excite/Preview Travel Travel Channel Agreement dated as of March 12, 1998 (the "Amended Agreement"). Our agreements shall be incorporated in a new Agreement that shall be consistent with the terms herein.

The agreements set forth in this letter shall be effective upon signing. This signed letter agreement shall permit us to dedicate the resources required to implement the new changes to the service as set forth herein.


Preview Travel, Inc.("Preview") and Excite, Inc. ("Excite") agree as follows:


A.  URL and Traffic Reports
    -----------------------

1. The URL of the co-branded sites shall be changed to previewtravel.excite.com.

2. Excite shall receive reach and page view credit for all pages on this domain. Excite shall work with Media Metrix (or like party) to create a special report for Preview to recognize those pages.

3. Preview shall supply monthly traffic reports to Excite for co-branded page views (at an aggregate level) and include an Excite "ping" within each co-branded page for tracking purposes. Preview shall supply Excite a URL for online access to reports for Excite. The reports shall include transactions by day.

B.  Integration into Excite technology and services
    -----------------------------------------------

1. Preview Travel and Excite shall work together to integrate/implement Excite's Universal Registration System according to Excite's specifications to reduce barriers to registration and use. [Confidential treatment requested].

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2.   Preview and Excite shall work together to integrate Preview's reservations services across the Excite site so as to better take advantage of channelized search, Excite's destination guides, personal pages, chat, clubs, home pages, instant messaging and other Excite features and to provide a more seamless Excite user experience. [Confidential treatment requested].

C.  Co-Branding
    -----------

1. The Co-branded site (excluding the booking engine) shall incorporate the Excite "look and feel" and include Excite navigation, consistent with Excite's current co-branded guidelines. Preview Travel shall work with Excite to co-brand the booking engine to incorporate Excite's co-branded guidelines where reasonable and practicable. Preview Travel's branding and navigation shall be similar in size and prominence relative to Excite branding and navigation. Both parties shall work together to come up with a plan to increase the number of Excite hosted booking engine modules (e.g. "Book a Flight" main page, query form for airport and dates) consistent with Excite's co-branding guidelines which shall be attached to the new Amended Agreement.


D. Best of Breed
   -------------

1. Preview shall ensure that all Co-Branded Pages taken as a whole shall be at least comparable to other similar sources of similar topical content and/or functionality available on the Internet in terms of the following factors, taken as a whole: (i) breadth and depth of content, (ii) tools and functionality (iii) personalization and (iv) quality of user interface and ease of use.

2. Preview shall ensure that the Co-Branded Booking Engine taken as a whole shall be at least comparable to any other booking engine available on the Internet in terms of the following factors, taken as a whole: (i) breadth and depth of listings, (ii) functionality (iii) accuracy of information (iv) speed of service and (v) quality of user interface and ease of use.

3. Should Preview Travel and Excite disagree regarding the requirements of sections D.1 and D.2 above, the parties agree that a neutral third party, acceptable to both parties, may be called upon evaluate the dispute. The third party shall be tasked to deliver a written recommendation within 15 days. In the event that the neutral third party determines that Preview has failed to meet these quality criteria, Preview shall have 10 business days to deliver a plan to Excite on how they shall cure the problem. Preview shall implement the solution within 60 days thereafter or a mutually agreed upon schedule. In the event that Preview fails to cure the quality issue within the agreed upon timeframe and it is not working in good faith to execute the stated plan, Excite may terminate Preview's exclusivity with respect to that portion of the content only upon written notice and enter into other non-exclusive arrangements for the acquisition of similar content and/or functionality.

E.   Impressions
     -----------

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1.  Impression guarantee remains as per Amended Agreement. [Confidential treatment requested]. Only branded links above the fold shall count toward the guarantee.

2. The Excite Network includes Excite.com, Webcrawler.com, Prodigy.excite.com and other co-branded sites resulting from distribution partners signed by Excite, or mergers or acquisitions (assuming there are no pre-existing exclusions and then only until such exclusions expire). The Excite Network does not include broadband or subscription services.

F.  Product Offering on Excite
    --------------------------

1. The following Preview Travel areas shall be co-branded and integrated on an exclusive basis into the Excite Network: Air, Car, Hotel Reservations, Farefinder, Newswire, RealDeals and Carfinder. Preview shall retain the ability to link to other co-branded areas of its site, including without limitation, Preview's Currency Converter and Vacations and Cruises. Preview shall not specifically promote, from the Co-branded areas, functionality that is substantially similar to that offered on Excite (e.g. weather, destination guide) unless the parties agree that such linking shall be permitted.

2. Excite shall feature Preview's Vacations and Cruises as per co-branded Mock-ups which shall be attached to the new Amended Agreement. Preview Travel shall not be the exclusive provider of content in this category, but shall be featured in the Excite Travel Channel.

G.  Advertising Selling and Promotions
    ----------------------------------

1. Excite shall promote Preview Travel Destination Guide content on Excite in the Excite web directories, dependent on the approval of Excite's editorial team. Preview may use banners and sponsorship placements included in the impression guarantee to promote the Preview Travel Destination Guides in at least the first or second sponsorship box or the left or right marquee position throughout the Travel Channel as well as via its advertising banners. These placements shall count against the impression guarantees. The services linked to through these banners and sponsorship placements shall not be Co-branded.

2. At least fifty percent (50%) of the Preview Travel advertising banners will link to Co-Branded Areas.

3. Up to fifty percent (50%) of Preview Travel's advertising banners may go directly to previewtravel.com services, however Preview may not provide direct links to Preview's non-co-branded reservations page.

4. Effective as of the date of letter, Preview shall sell, serve and retain 100% of the advertising revenue from all Co-branded Preview pages.

5.  Excite shall provide reporting to Preview as per the Amended Agreement.

H.  Term and Payments
    -----------------

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1.  [Confidential treatment requested].

2. The term of the Agreement remains five years as per the Amended Agreement and shall run through September 30, 2002. Payment for Years 3, 4, and 5 shall be reduced from $6 million per year to $4 million per year.

3. The impressions guarantee will remain as per the Amended Agreement [Confidential treatment requested].

I.  Exclusivities
    -------------

1. Exclusivities shall remain unchanged as set forth in the Amended Agreement except as set forth herein. [Confidential treatment requested]. At its sole discretion, Preview may change the competitor list on a quarterly basis assuming Excite holds no pre-existing obligations to such competitor.

2. Preview has the right to terminate the contract after the fourth year for any reason based on notice requirement to be included in formal amendment. [Confidential treatment requested].

J. Usage Data
   ----------

1.  [Confidential treatment requested].

2. Preview and Excite shall set up an expeditious process for Excite to approve co-branded newsletters to Excite users. The approval process does not apply to emails sent by Preview regarding Excite user booking information.

Effective as of: September 28, 1999


Preview Travel, Inc.        Excite, Inc.


By: Amy Guggenheim                   By: Elizabeth M. Berecz

Name: Amy Guggenheim                 Name: Elizabeth M. Berecz

Title: VP, Business Development      Title: VP, Finance

Date: 9/30/99                        Date: 9/30/99

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